Exhibit 10.1

Execution Version

March 29, 2019

USA Technologies, Inc.
100 Deerfield Lane
Suite 300
Malvern, PA  19355
Attention: Glen Goold

Re:	CONSENT TO EXTENSION AND WAIVER OF DEFAULT

Dear Sir or Madam:

We refer to that certain Credit Agreement, dated as of November 9, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among USA Technologies, Inc., a Pennsylvania corporation (the “Borrower”), the other Loan Parties party thereto (together with the Borrower, the “Loan Parties”), the lenders party thereto from time to time (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) for the Lenders.  Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement.

The Loan Parties have requested that the Administrative Agent consent to an extension of (a) the delivery of the Borrower’s audited financial statements for the fiscal year ended June 30, 2018, the unaudited financial statements for the fiscal quarters ended September 30, 2018,  December 31, 2018, and March 31, 2019, and the related compliance certificates required to be delivered pursuant to Section 5.01(a), (b) and (c), as applicable, of the Credit Agreement to June 30, 2019 (the “Financial Reporting Extension”; the foregoing reporting, the “Specified Reporting Requirements”) and (b) the date by which the Borrower must comply with the financial covenants set forth in Section 6.12 of the Credit Agreement with respect to the fiscal quarter ending on December 31, 2018, and March 31, 2019, to June 30, 2019 (the “Financial Covenant Extension”; and together with the Financial Reporting Extension, the “Specified Extension”).

In addition, the Loan Parties notified the Administrative Agent that certain Deposit Accounts maintained by Cantaloupe Systems, Inc., contained deposits in excess of the amounts permitted by Section 4.14 of the Security Agreement, and as result thereof an Event of Default occurred under clause (n) of Article VII of the Credit Agreement (together with the Events of Default that occurred under Section 5.02(a) and under clause (c) of Article VII of the Credit Agreement in connection with such Event of Default, collectively, the “Deposit Account Defaults”).  The Loan Parties acknowledge and agree that the Deposit Account Defaults have occurred and that each constitutes an Event of Default under the Credit Agreement and an event of default under the Security Agreement, and, as a result, they have requested that the Administrative Agent waive the Deposit Account Defaults (the “Specified Waiver”).

At your request and subject to the terms and conditions of this letter agreement, the Administrative Agent and the Lenders (a) consent to the Specified Extension and (b) waive the Deposit Account Defaults.

In consideration of the Specified Extension and the Specified Waiver, the Loan Parties agree that (a) until written notice to the contrary is delivered by the Administrative Agent to the Borrowers and notwithstanding the satisfaction of the Specified Reporting Requirements after the date hereof, the Borrower shall not request, and the Secured Parties shall not be required to honor, any request for additional Revolving Loans, Letters of Credit, or other credit accommodations, provided that the Secured Parties may do so in their sole and absolute discretion, (b) within (30) days after the end of each fiscal month (beginning with the fiscal month ending February 28, 2019, provided that with respect to such fiscal month such financial statements shall be delivered on or before April 5, 2019), they shall deliver an unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of current fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal quarterly controls and adjustments (i.e., controls and adjustments that are not performed on a monthly basis), normal year-end audit adjustments, and the absence of footnotes, and indicating that the unaudited consolidated financial statements do not reflect: (i) any adjustments which may be required by the internal investigation described in the Borrower’s public disclosures to the extent that such adjustments have not yet been finalized; and (ii) any adjustments related to the adoption of ASC 606 (including gross versus net of transaction reporting) until the analysis with respect to such adjustments has been completed, (c) on or before Friday of each week, the Borrower shall deliver to the Administrative Agent a 13-week rolling cash flow report, (d) the Applicable Rate shall continue to be set at Category 1 until at least the date that the unaudited financial statements and related compliance certificate required to be delivered pursuant to Sections 5.01(b) and (c) with respect to the fiscal quarters ending September 30, 2018, December 31, 2018, and March 31, 2019, are delivered to the Administrative Agent, (e) from and after the date hereof, no Loan Party will, nor will it permit any Subsidiary to, (i) declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, other than Restricted Payments made to other Loan Parties, (ii) sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, pursuant to Section 6.05(h) of the Credit Agreement, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.03 or Section 6.04 of the Credit Agreement), (iii) merge into or consolidate with it, or liquidate or dissolve, or (iv) consummate an Acquisition or enter into an agreement with respect to an Acquisition, and (f) by no later than June 30, 2019, the Loan Parties shall move all Deposit Accounts (other than Excluded Accounts (as defined in the Security Agreement)) not maintained with the Administrative Agent to the Administrative Agent or close such Deposit Accounts, provided that, notwithstanding anything in the Security Agreement to the contrary, during such period the Loan Parties shall be permitted to maintain up to $1,500,000 in Deposit Accounts with Silicon Valley Bank.  The failure to comply with the foregoing sentence will constitute an immediate Event of Default under the Credit Agreement.

Each of the Loan Parties hereby (a) agrees that, after giving effect to the terms hereof, no Default or Event of Default exists as of the date hereof, (b) reaffirms all of its obligations and covenants under the Credit Agreement and the other Loan Documents to which it is a party, (c) restates and renews each and every representation and warranty heretofore made by it in the Credit Agreement and the other Loan Documents as fully as if made on the date hereof (except with respect to representations and warranties made as of an expressed date, in which case such representations and warranties shall be true and correct as of such date) and (d) agrees that none of its respective obligations and covenants shall be reduced or limited by the execution and delivery of this letter agreement.

Each Loan Party and their respective Affiliates, successors, assigns, and legal representatives (collectively, the “Releasors”), acknowledge and agree that through the date hereof, each Secured Party has acted in good faith and has conducted itself in a commercially reasonable manner in its relationships with the Releasors in connection with this agreement and in connection with the Secured Obligations, the Credit Agreement, and the other Loan Documents, and the obligations and liabilities of the Releasors existing thereunder or arising in connection therewith, and the Releasors hereby waive and release any claims to the contrary.  The Releasors hereby release, acquit, and forever discharge each Secured Party and its Affiliates (including, without limitation, its parent and its subsidiaries) and their respective officers, directors, employees, agents, attorneys, advisors, successors and assigns, both present and former (collectively, the “Secured Party Affiliates”) from any and all manner of losses, costs, defenses, damages, liabilities, deficiencies, actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims, demands, and expenses whatsoever, asserted or unasserted, known or unknown, foreseen or unforeseen, in contract, tort, law or equity (generically, “Claims”), that any Releasor has or may have against any Secured Party and/or any Secured Party Affiliate by reason of any action, failure to act, event, statement, accusation, assertion, matter, or thing whatsoever arising from or based on facts occurring prior to the effectiveness of this Agreement that arises out of or is connected to the Loan Documents or the Secured Obligations.  Each of the Releasors hereby unconditionally and irrevocably agrees that it will not sue any Secured Party or any Secured Party Affiliate on the basis of any Claim released, remised, and discharged by such Releasor pursuant to this paragraph.  If any Releasor or any of their respective successors, assigns, or other legal representatives violates the foregoing covenant, each Releasor, for itself and its successors, assigns, and legal representatives, agrees to pay, in addition to such other damages as any Secured Party or any Secured Party Affiliate may sustain as a result of such violation, all reasonable and documented attorneys’ fees and costs incurred by any Secured Party or any Secured Party Affiliate as a result of such violation.

This letter agreement shall not become effective until (a) each of the Loan Parties and the Administrative Agent have executed and delivered this letter agreement to the Administrative Agent, (b) on the date hereof the Loan Parties shall have prepaid the Term A Loan in an aggregate principal amount of at least $5,000,000 (such prepayment to be applied in inverse order of maturity of the Term A Loan; provided that $625,000 of such prepayment shall be applied to the principal payment on the Term A Loan due on March 31, 2019), and (c) the Loan Parties shall have paid (or made arrangements acceptable to the Administrative Agent to pay) all outstanding legal fees of counsel to the Administrative Agent.  Except for the consents and waivers set forth above, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect.  This letter agreement shall not constitute an amendment to any other provision of the Credit Agreement or any other Loan Document. The Specified Extension is a one-time consent and the Specified Waiver a one-time waiver and neither shall not be construed as an agreement to consent to or waive any future event. No consent or waiver by the Administrative Agent or the Lenders under the Credit Agreement or any other Loan Document is granted or intended except as expressly set forth herein.  Except as set forth herein, the consents and waiver agreed to herein shall not constitute a modification of the Credit Agreement or any of the other Loan Documents, or a course of dealing with the Administrative Agent and the Lenders at variance with the Credit Agreement or any of the other Loan Documents, such as to require further notice by the Administrative Agent or the Lenders to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future.  This letter agreement shall be a “Loan Document” for all purposes under the Credit Agreement. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  Delivery by one or more parties hereto of an executed counterpart of this letter agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this letter agreement.  Any party delivering an executed counterpart of this letter agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart to the Administrative Agent, but the failure to do so shall not affect the validity, enforceability, or binding effect of this letter agreement.

[remainder of page intentionally left blank; signature pages follow]

BORROWER:	USA TECHNOLOGIES, INC.

By: /s/ Stephen P. Herbert
Name: Stephen P. Herbert
Title: Chief Executive Officer

[USAT - CONSENT LETTER]

ADMINISTRATIVE AGENT AND SOLE LENDER:

JPMORGAN CHASE BANK, N.A.

By: /s/ Geraldine King
Name: Geraldine King
Title: Executive Director, Special Credits Risk

[USAT - CONSENT LETTER]

CONSENT, REAFFIRMATION, AND AGREEMENT OF GUARANTORS

Each of the undersigned (a) acknowledges receipt of the foregoing consent (the “Agreement”); (b) consents to the execution and delivery of the Agreement; and (c) reaffirms all of its obligations and covenants under the Credit Agreement (as defined in the Agreement) and all of its other obligations under the Loan Documents to which it is a party, and, agrees that none of its obligations and covenants shall be reduced or limited by the execution and delivery of the Agreement or any of the other instruments, agreements or other documents executed and delivered pursuant thereto.

This Consent, Reaffirmation, and Agreement of Guarantors (this “Consent”) may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  This Consent may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Consent.

As of March 29, 2019

STITCH NETWORKS CORPORATION

By: /s/ Stephen P. Herbert
Name: Stephen P. Herbert
Title: Chief Executive Officer

USAT CAPITAL CORP, LLC

By: /s/ Stephen P. Herbert
Name: Stephen P. Herbert
Title: Chief Executive Officer

CANTALOUPE SYSTEMS, INC.

By: /s/ Stephen P. Herbert
Name: Stephen P. Herbert
Title: Chief Executive Officer

[USAT - CONSENT LETTER]